CONTACT INFORMATION
Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations

Phone:	312-819-9387

Email:	marykay.ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:    312-819-7268

Email:	howard.karesh@hill-rom.com

Hill-Rom Elects Mary Garrett and Nancy M. Schlichting
To Its Board of Directors, Announces Annual Meeting Results

CHICAGO, March 14, 2017 – Hill-Rom Holdings, Inc. (NYSE: HRC) announced today that its shareholders elected Mary Garrett and Nancy M. Schlichting as new members of its board of directors, along with eight returning directors, at the company’s Annual Meeting of Shareholders.

Ms. Garrett most recently led Global Marketing for IBM Corporation, until her retirement in December 2015. Ms. Schlichting is the retired president and CEO of Henry Ford Health System in Detroit, Michigan, having served in that role until December 2016.

At the company’s Annual Meeting, shareholders also approved, on an advisory basis, the compensation of Hill-Rom’s named executive officers; and ratified the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom for fiscal year 2017.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

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